EXHIBIT 99.1

                AMERICAN EXPRESS COMPANY ELECTS NEW BOARD MEMBER

NEW YORK, January 23, 2006 -- American Express today announced that Peter Chernin, President and Chief Operating Officer of News Corporation has been elected to the Board of Directors of American Express Company.

"Peter Chernin is an exceptional leader with an outstanding track record in an industry that has gone through transformational change in recent years," said Kenneth I. Chenault, Chairman and Chief Executive Officer, American Express. "Over the course of his career, Peter has developed keen insight into consumer and marketplace trends. He will be a great addition to our Board."

Mr. Chernin has been President and Chief Operating Officer of News Corporation, one of the world's largest media companies, since 1996. He oversees diversified global operations spanning five continents, including the production and distribution of film and television programming, satellite and cable operations and the company's expansion into the Internet space. He joined News Corporation in 1989 as President of Entertainment at the Fox Broadcasting Company, a position he held for three years. From 1992 to 1996, he served as Chairman and Chief Executive Officer of Twentieth Century Fox Filmed Entertainment.

Mr. Chernin serves on the Board of Directors of News Corporation, DIRECTV, and Gemstar TV-Guide International.

Mr. Chernin, 54, has a Bachelor of Arts Degree from University of California - Berkeley.

American Express Company (www.americanexpress.com) is a leading global payments, network and travel company founded in 1850.


Contacts:
Judy Tenzer
212.640.0555
Judy.G.Tenzer@aexp.com